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Exhibit (a)(7)

CORRECTION:

If you have questions regarding the stock option exchange offer, please e-mail options@csc.com or call (310) 414-4600.

Please note that the contact phone number is incorrectly listed as (310) 414-2600, rather than (310) 414-4600, in this Offer to Exchange.

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Exhibit (a)(7)